                                  EXHIBIT 99.1

                       H e i d r i c k & S t r u g g l e s

NEWS                                                       FOR IMMEDIATE RELEASE

                         HEIDRICK & STRUGGLES ANNOUNCES
                          RESIGNATION OF BOARD DIRECTOR

CHICAGO (April 2, 2003)--Heidrick & Struggles International, Inc. (Nasdaq:
HSII), the world's premier executive search and leadership consulting firm, today announced that Philip A. Laskawy, retired Chairman and Chief Executive Officer of Ernst & Young, has resigned from the Heidrick & Struggles Board of Directors, effective immediately.

Laskawy, who joined the Board in March 2002, cited the increased time required to meet his other commitments, including fulfilling his duties on the other company boards on which he is a member.

"We are sorry to see Phil leave our Board, but we understand his desire to be diligent in his other responsibilities," said Piers Marmion, Chairman and Chief Executive Officer of Heidrick & Struggles. "On behalf of the entire Board, I want to extend my appreciation to him for his contributions and dedication in the service of Heidrick & Struggles."

Subsequent to Laskawy's resignation, there are five members on the Heidrick & Struggles Board of Directors. The company expects to add at least one new director to its Board in the very near future.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world's premier provider of executive search and leadership consulting services. Currently, approximately 1,400 Heidrick & Struggles search professionals and employees operate from locations primarily in North America, Latin America, Europe, and Asia Pacific. For 50 years, Heidrick & Struggles has specialized in chief executive, board member and senior-level management search assignments for a broad spectrum of clients: multi-national corporations, mid-cap and start-up companies, nonprofit entities, educational institutions, foundations, associations and governmental units. The company is expanding its range of complementary services to offer solutions to senior management teams for their leadership needs, including recruitment of emerging talent, executive assessment, interim executive placement, and professional development. For more information about Heidrick & Struggles, visit www.heidrick.com.

                                      # # #
Contact

Eric Sodorff (media)
312-496-1613 or esodorff@heidrick.com
Lynn McHugh (analysts)
312-496-1593 or lmchugh@heidrick.com